Exhibit 13

LiquidPiston

The combustion engine reimagined

LiquidPiston

SUCCESS SINCE OUR LAST RAISE

Competition finalists and proven success

INNOVATION
COMBINE

2 potential SBIR contracts with US Army

Completed 4 feasibility study contracts signed in 2019 with industrial partners

BASE
OF THE
FUTURE
AFWERX FUSION

LiquidPiston has developed a ***thermodynamic cycle which is 30% more efficient*** than the gasoline and diesel cycles used in almost all internal combustion engines today. This cycle, named the High-Efficiency Hybrid Cycle (HEHC), has been implemented into a compact, lightweight engine designed to be power-dense and multi-fuel capable. The new design, dubbed the "X Engine", is a new take on the old rotary engine. It solves the challenges of prior generation Wankel rotary engines, while preserving key advantages of high power to weight, few parts and simplicity, with near-zero vibration. Our design also cuts back on fuel consumption and corresponding CO_2 emissions and the costs of running a traditional engine.

“

LiquidPiston has developed an optimized thermodynamic cycle, which is 30% more efficient than almost all gasoline and diesel cycles used today

OUR TRACTION

With over $9M in Department of Defense contracts, we already have an established presence in the military space

We've targeted the military as an initial market for our engines and have secured a handful of major contracts:

- We have successfully completed several phases of development with DARPA (totaling $6M), resulting in development of a 30kW Compression Ignition (CI) engine core that could be used for UAVs, generators, or other applications.

WHY INVEST

Investing in LiquidPiston is an opportunity to help change the energy-sustainability paradigm

Increasing energy use is directly correlated to rising standards of living, particularly in large, rapidly developing countries. If LiquidPiston were broadly deployed, we believe economic development could progress with a dramatically lower amount of fossil fuels used for vehicles power and for electric energy production compared to other engines and generators. In addition to offering environmental benefits, we believe our technology can be applied with economic and performance advantages in many markets, which will drive demand and allow LiquidPiston and our partners to command a premium price versus legacy engines. This investment opportunity features a capital-lite business strategy and leverages partners to serve many large application markets.

How It's Made

LiquidPiston was featured on Season 31 Episode 9 of the Science Channel / Discovery Channel How It's Made show!

How It's Made: S31E09 Rotary Engines (LiquidPiston)
from LiquidPiston
04:49
vimeo

Above: We were recently featured Season 31 Episode 9 of the Science Channel / Discovery Channel How It's Made show! Click here to view.

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LiquidPiston Campaign Videos

Liquid piston X mini

introducing a revolutionary Engine Design

Introducing the 70 CC gasoline x-mini engine

components and assembly

Hosing

rotor

exhaust port

exhaust cavity

intake channel

Shaft

counterweight

exhaust shrouds

spark plug

cooling intake over

cooling fan

gas flow

exhaust and cooling gases

engine intake

air cooling flow through rotor

4-stroke hehc cycle illustration

intake

compression

combustion at constant volume

expansion

expansion complete

exhaust begins

exhaust manifold

3-chamber cycle and p-v illustration

pressure volume graph

LiquidPiston Maiden UAV flight

LiquidPiston JP8 Hybrid Propulsion system…coming soon

Maiden flight jet a fuel october 12 2019

LiquidPiston instals X mini 70cc

LiquidPiston replaces race kart engine with 70cc xmv3 rotary

Out with the 40 pound 6.5hp engine…

xmv3 engine assembly. the rotary engine core is 4 lbs 70cc 3hp xmv3 engine installed in go-kart

the kart is ready to go

high efficiency thanks to patented cycle

3hp at 10,000 rpm

LiquidPiston X Mini rotary engine vs wankel

xmv3 x mini wankel

Science Channel: How its made

https://liquidpiston.com/how-its-made/

Speaker 1:
The rotary engine that powers this go-kart is 1/5 the size and weight of the piston engine it has replaced. With less to weigh it down in the engine department, the go-kart gains speed. This rotary engine also aims to boost fuel efficiency and cut emissions. Produced on a limited scale as they perfect it, the prototype is small enough to fit in a knapsack. The housing starts with a solid block of aluminum. Computer models will be used to generate machining instructions. Traditional rotary engines have an oblong shaped housing and a triangular rotor that spins within. This new design is just the opposite. Computerized tools profile the triangular housing, creating combustion chambers on the inside and cooling fins on the outside. They transform a solid hardened steel cylinder into a hollow crank shaft. The cylinder turns in a lave as a series of computer driven cutters sculpt it, creating a hollow crank shaft that will funnel air and fuel into the engine.

Speaker 1:
Computerized tools mill a piece of steel to a precise geometry. This peanut shaped rotor is the heart of the rotary engine. They immerse the rotor in deionized water as an electrified brass wire generates a spark that cuts into the steel. It forms a ridged hole in the center that will mate to a gear. This pinion gear will engage with the ridged profile in the center of the rotor. A worker inserts it in a vessel and fills it with liquid nitrogen. It freezes it at -190 degrees Celsius causing the gear to shrink a bit. He transfers the frozen pinion gear to the rotor. Using a press, he drives the pinion gear into the rotor to a specific depth. As the pinion gear thaws to room temperature, it expands to its original size and this seats it snugly in the rotor gear. Another computerized machine carves into a piece of cast iron steel that's held in the fixture by numerous bolts, creating a seal for the engine.

Speaker 1:
With a thickness of just one millimeter, the seal is sliver thin and tightly engineered. The seals are critical parts. They'll keep the rotary engines working chambers airtight. The seals will slide between the rotor and one of the engines chrome plated side plates. An automated grinding wheel gives the side plate a level and mirror finish. Heating the side plate causes the center bore to temporarily widen. A worker inserts a bearing into the bore and as it cools, the boar shrinks to the bearing. There are 10 times fewer components than in a comparable piston engine.

Speaker 1:
The assembler inserts the crank shaft in the side cover. He turns the assembly over and slides a ring gear into the cover. He sets the fixture in an upright position. He turns the crank shaft to confirm that it revolves smoothly. He slides the rotor, by now equipped with one of the seals, onto the crankshaft. He assembles the housing to the motor. He tests the rotation of the rotor. As it turns, it forms chambers in which the combustion cycle will take place. He slips a bearing and counterweight onto the shaft, followed by a bell mouth. The exhaust cover has three ports to discharge gases and one in the center through which the bell mouth protrudes. He attaches an engine intake adapter to the bell mouth. After the components have been secured with bolts, a dynamometer machine runs the engine and measures its performance. Capable of running on a variety of fuels, this new rotary engine is ready to start powering things.